EXHIBIT 99.1

ActivIdentity Reports Second Quarter

Fiscal 2006 Financial Results

FREMONT, Calif., May 9, 2006—ActivIdentity Corporation (NASDAQ: ACTI), a global leader in digital identity assurance, today announced financial results for its second quarter of fiscal 2006 ended March 31, 2006.

Revenue for the quarter ended March 31, 2006 was in line with guidance at $11.1 million compared to $9.2 million for the quarter ended March 31, 2005, and $11.5 million for the previous quarter ended December 31, 2005.

Total gross margin for the three months ended March 31, 2006 was 59 percent compared to 13 percent for the quarter ended March 31, 2005 and 62 percent for the previous quarter ended December 31, 2005.

Total operating expenses for the three months ended March 31, 2006 were $15.6 million compared to $27.2 million for the quarter ended March 31, 2005 and $16.1 million for the previous quarter ended December 31, 2005. Sales and marketing, research and development and general and administrative expenses for the three months ended March 31, 2006 were $15.1 million compared to $14.4 million for the quarter ended March 31, 2005 and $15.3 million for the previous quarter ended December 31, 2005.

Cash used in operations for the three months ending March 31, 2006 was $6.0 million compared to $11.0 million for the quarter ended March 31, 2005 and $8.0 million for the previous quarter ending December 31, 2005.

Net loss for the quarter ended March 31, 2006, was $8.3 million, or $0.18 per basic and diluted share, compared to $25.4 million, or $0.58 per basic and diluted share, for the three months ended March 31, 2005. Net loss for the previous quarter ended December 31, 2005, was $8.6 million, or $0.19 per basic and diluted share.

Jason Hart, CEO of ActivIdentity, said, “The financial performance for this quarter is in line with our previously stated guidance and we continue to concentrate on improving these results moving forward. Management is focusing the business on achieving top line revenue growth, operational expense control, improved internal communication and simplification of the business”.

“We remain focused on reducing operating costs commensurate with our revenue levels.

“Deferred revenue grew during the quarter and we are pleased with our global reseller announcement with Sun Microsystems Inc. and the selection of our solutions for its internal use.

“We expect to continue to improve our position in the overall market and to strengthen our qualified sales pipeline. We anticipate that our previous successes with our high-end government solutions will assist us in increasing our sales activity predominantly outside of the United States, as evident with our selection in multiple government to citizen identification pilot projects, which if successful, may result in large government-to-citizen deals in forward years. While we remain dissatisfied with the actual sales we achieved in the US Government and commercial markets (specifically the HSPD #12 initiative), the twelve month outlook for HSPD #12 remains promising. We continue to utilize our work and experience with the HSPD #12 initiatives in other sales opportunities.” Hart said.

Second Quarter Financial Highlights

•	Ended the quarter with $139.6 million in cash and short-term investments.
•	Deferred revenue increased by $1.1 million to 10.4 million.

Second Quarter Business Highlights

•	Jason Hart appointed CEO in February.
•	Other senior management appointments included Mark Lustig as CFO and Thomas Jahn as COO. Yves Audebert continues as President.
•	The reduction in the size of the Board to four external Directors and Mr. Hart as an internal Director.
•	The stockholders at the Annual Shareholders Meeting formally approved the company name change from ActivCard Corp. to ActivIdentity Corporation.
•	An agreement was achieved with Sun Microsystems to provide a joint solution that combines Sun’s identity management system with ActivIdentity’s Card Management System and Enterprise Single Sign-On.
•	Novell launched an OEM version of ActivIdentity SecureLogin Single Sign-On Version 6.0.

Outlook

ActivIdentity anticipates that revenue for its third quarter of fiscal 2006 ending June 30, 2006 will range from $12.5 to $13.5 million, while sales and marketing, research and development, and general and administrative expenses are expected to range from $14.0 to $15.0 million excluding additional stock-based compensation, amortization and restructuring.

Conference Call

ActivIdentity will host a live audio web cast of its quarterly conference call to discuss results of its second fiscal quarter ended March 31, 2006 at 2:00 p.m. PDT (5:00 p.m. EDT) today, Tuesday, May 9, 2006.

The public is invited to listen to the live audio web cast of ActivIdentity’s conference call on the investor relations section of the Company’s website at www.actividentity.com. A replay of the web cast and an audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 p.m. PDT on May 16, 2006 and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering the confirmation code 8851875.

About ActivIdentity

ActivIdentity (formerly known as ActivCard) is a global provider of digital assurance solutions that allow customers to issue, use and manage trusted digital identities for secure transactions, communications and access to information. The Company’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. More than 10 million users globally in the enterprise, government and financial industries use the Company’s solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to results of operations, the concentration of our customer base, fluctuations in quarterly results, the integration of acquired business and technologies, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

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IR Contacts:

Kristy Dennis

ActivIdentity

(510) 565-4333

Don King

McGrath/Power Public Relations

(941) 748-9695

ActivIdentity Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2006	September 30, 2005(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,515	$13,167
Short-term investments	129,103	140,387
Accounts receivable, net	10,690	7,156
Inventories	1,599	1,649
Prepaid and other current assets	2,705	3,630

Total current assets	154,612	165,989

Property and equipment, net	2,664	3,116
Other intangible assets, net	7,449	9,323
Other long-term assets	980	757
Goodwill	36,035	36,162

Total assets	$201,740	$215,347

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,375	$1,696
Accrued compensation and related benefits	4,860	6,071
Current portion of accrual for restructuring liability	990	1,209
Accrued and other current liabilities	3,540	5,213
Current portion of deferred revenue	9,474	6,580

Total current liabilities	22,239	20,769

Deferred revenue, net of current portion	948	1,877
Long-term portion of accrual for restructuring liability, net of current portion	2,537	2,986
Long-term deferred rent	1,003	1,056

Total liabilities	26,727	26,688

Minority interest	1,177	1,240
Shareholders' equity:
Common stock	419,146	417,809
Deferred employee stock-based compensation	—	(615)
Accumulated deficit	(231,599)	(214,731)
Accumulated other comprehensive loss	(13,711)	(15,044)

Total shareholders' equity	173,836	187,419

Total liabilities and shareholders' equity	$201,740	$215,347

(1)	Derived from audited consolidated financial statements.

ActivIdentity Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Revenue:
Software	$4,988	$4,317	$10,169	$9,998
Hardware	3,217	2,632	6,152	6,477
Maintenance and support	2,887	2,207	6,243	4,236

Total revenue	11,092	9,156	22,564	20,711

Cost of revenue:
Software	1,142	1,443	2,151	2,400
Hardware	1,978	1,584	3,746	3,672
Maintenance and support	808	620	1,704	1,263
Amortization and impairment of acquired developed technology	663	4,357	1,326	4,613

Total cost of revenue	4,591	8,004	8,927	11,948

Gross profit	6,501	1,152	13,637	8,763

Operating expenses:
Sales and marketing	7,199	7,442	13,773	15,090
Research and development	4,678	4,254	9,434	9,004
General and administration	3,207	2,742	7,141	5,643
Restructuring, business realignment, and severance benefits	262	409	794	409
Amortization of acquired intangible assets	274	611	548	626
Write-down of acquired intangible assets	—	2,352	—	2,352
Impairment of goodwill	—	9,426	—	9,426
In-process research and development	—	—	—	537

Total operating expenses	15,620	27,236	31,690	43,087

Loss from operations	(9,119)	(26,084)	(18,053)	(34,324)
Other income (expense):
Interest income, net	1,080	1,063	2,115	2,139
Other income (expense), net	(247)	(283)	(947)	70
Equity in net loss of Aspace Solutions Limited	—	—		—

Total other income (expense), net	833	780	1,168	2,209

Loss from operations before income tax and minority interest	(8,286)	(25,304)	(16,885)	(32,115)
Income tax provision	(33)	(108)	(53)	(110)

Minority interest	37	5	70	30
Net loss	$(8,282)	$(25,407)	$(16,868)	$(32,195)

Net loss per share	$(0.18)	$(0.58)	$(0.37)	$(0.75)

Shares used to compute basic and diluted net loss per share	45,191	43,485	45,154	43,080

ActivIdentity Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss from operations	$(16,868)	$(32,195)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	806	1,019
Amortization and impairment of acquired developed technology	1,326	4,613
Impairment of goodwill	—	9,426
Write-down of acquired intangible assets	—	2,352
Amortization of acquired intangible assets	548	626
In-process research and development	—	537
Amortization of employee stock-based compensation	1,880	112
Loss on disposal of property and equipment	138	22
Minority interest	(70)	(30)
Changes in:
Accounts receivable	(3,514)	(927)
Inventories	54	359
Prepaid and other current assets	822	(590)
Accounts payable	1,671	77
Accrued compensation and related benefits	(1,163)	(2,238)
Accrual for restructuring, business realignment,
and severance benefits	(660)	(537)
Accrued and other current liabilities	(929)	(78)
Deferred revenue	2,001	(3,244)
Deferred rent	(17)	20

Net cash used in operating activities	(13,975)	(20,676)

Cash flows from investing activities:
Purchases of property and equipment	(519)	(555)
Purchases of short-term investments	(54,760)	(14,159)
Proceeds from sales and maturities of short-term investments	66,584	38,375
Cash used in acquisitions	(681)	(7,162)
Acquisition of ActivCard S.A. minority interest	—	(33)
Other long-term assets	(222)	(22)

Net cash provided by (used in) investing activities	10,402	16,444

Cash flows from financing activities:
Proceeds from sale of common stock	70	2,145
Repayment of short-term borrowings	—	(1,670)

Net cash provided by financing activities	70	475
Effect of exchange rate changes	851	(233)

Net decrease in cash and cash equivalents	(2,652)	(3,990)
Cash and cash equivalents, beginning of period	13,167	17,113

Cash and cash equivalents, end of period	$10,515	$13,123